UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

October 31, 2006
Date of Report (Date of earliest event reported)

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number )	Identification No.)

20200 Sunburst Street, Chatsworth, California 91311
(Address of principal executive offices)                          (Zip Code)

(818) 734-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On October 31, 2006, North American Scientific, Inc. (“NASI”) and two of its subsidiaries, NOMOS Corporation and North American Scientific, Inc., a California corporation (collectively, the “Company”), entered into a Second Amendment to Loan and Security Agreement (the “Second Amendment”) with Silicon Valley Bank (“Silicon Valley”). The Second Amendment amends that certain Loan and Security Agreement dated October 5, 2005 (as amended to date, the “Loan Agreement”).

The Loan Agreement provided for a secured, revolving line of credit of up to $5,000,000. The line of credit had a term of one year and included a letter of credit sub-facility. Borrowings under the line of credit were subject to a borrowing base formula. The Second Amendment extended the term of the line of credit to October 3, 2007 and revised certain terms of the Loan Agreement. Specifically, the Second Amendment decreased the amount available under the line of credit from $5 million to $4 million, and increased the minimum tangible net worth that must be maintained by the Company from $1.5 million to $5 million. Borrowings under the line of credit continue to be subject to a borrowing base formula. Borrowings now bear interest at the prime rate until such time as the Company’s quick ratio, which is defined as the ratio of unrestricted cash plus the Company’s net accounts receivable to the Company’s current liabilities, falls below 1.00 to 1.00. At such time as the Company’s quick ratio falls below 1.00 to 1.00, borrowings will bear interest at the prime rate plus 1.50%, and the Company will pay a fee of 0.50% per annum on the unused portion of the line of credit, and a collateral handling fee in an amount equal to $2,000 per month.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.1	Second Amendment to Loan and Security Agreement dated October 31, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

Date: November 3, 2006	By: /s/L. Michael Cutrer
Name: L. Michael Cutrer
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amendment to Loan and Security Agreement dated October 31, 2006